UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 18, 2007

DDi Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-30241	061576013
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1220 Simon Circle, Anaheim, California		92806
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	714-688-7200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

DDi Corp. (the "Company") entered into an employment with Gerald P. Barnes pursuant to which, the Company hired Mr. Barnes as its Senior Vice President - Sales effective January 18, 2007, his first date of employment. The employment letter provides that Mr. Barnes will receive an annual base salary of $200,000 and be eligible to receive an annual performance-based bonus equal to up to $100,000. Pursuant to the letter agreement, the Company agreed to grant Mr. Barnes options to purchase 100,000 shares of the Company’s common stock. The letter agreement provides that Mr. Barnes will be eligible to receive severance payments equal to 12 months’ base pay if, as a result of a change of control, his employment is terminated or the successor to the Company following a change of control fails to offer him a position having responsibilities, compensation and benefits substantially similar to those enjoyed by Mr. Barnes immediately preceding the change of control.

Item 8.01 Other Events.

On January 18, 2007, the Company appointed Gerald P. Barnes as Senior Vice President – Sales of the Company. Most recently, Mr. Barnes served as Vice President of Sales for TTM Technologies, a printed circuit board manufacturer, from September 2005 to January 2007. From 2004 to 2005, he served as Vice President of Sales and Marketing for Cosmotronic, a printed circuit board manufacturer. Mr. Barnes served as President and Chief Executive Officer of Winonic, Inc., a privately held printed circuit board design and manufacturing company, from 2003 to 2004. From 1990 to 2003, he served in numerous capacities for the Advanced Interconnect Division of Toppan Electronics, a division of Toppan Printing Co. Ltd., including President and Chief Operating Officer from 1999 to 2003, Vice President of Sales and Marketing from 1995 to 1999, and Director of Sales and Marketing from 1993 to 1995. Mr. Barnes, age 47, takes over the management of the Company’s worldwide sales organization from Mike Sheehy, who will remain with the Company and shift his focus to assume responsibility for the Company’s marketing function. Mr. Barnes holds a Bachelor of Science in Business Administration from Delaware State University.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DDi Corp.

January 23, 2007	By:	Kurt E. Scheuermqan

Name: Kurt E. Scheuermqan
Title: Vice President & General Counsel